Exhibit 99.1

Flexsteel Reports Sales Gain for Fiscal Year Ended June 30, 2011

DUBUQUE, Iowa--(BUSINESS WIRE)--August 16, 2011--Flexsteel Industries, Inc. (NASDAQ:FLXS) today reported net sales for the fiscal year ended June 30, 2011 of $339.4 million compared to $326.5 million in the prior fiscal year, an increase of 4.0%. Net sales for the quarter ended June 30, 2011 were $84.2 million compared to the prior year quarter of $85.6 million, a decrease of 1.6%.

For the fiscal year ended June 30, 2011, residential net sales were $258.1 million compared to $246.0 million for the year ended June 30, 2010, an increase of 4.9%. Commercial net sales were $81.3 million for the year ended June 30, 2011, an increase of 1.1% from net sales of $80.5 million for the year ended June 30, 2010.

For the quarter ended June 30, 2011, residential net sales were $64.4 million compared to the prior year quarter of $65.7 million, a decrease of 2.0%. Commercial net sales were $19.8 million for the quarter ended June 30, 2011 compared to $19.9 million in the prior year quarter.

Net income for the fiscal year ended June 30, 2011 was $10.4 million or $1.50 per share compared to net income of $10.8 million or $1.61 per share in the prior year. The current year includes pre-tax charges of $1.6 million related to closing a manufacturing facility. Employee separation and other closing costs of $1.0 million are reported as facility closing costs and an inventory write-down of $0.6 million is charged to cost of goods sold. Net income for the quarter ended June 30, 2011 was $3.5 million or $0.50 per share compared to net income of $4.1 million or $0.61 per share in the prior year quarter.

Gross margin for the years ended June 30, 2011 and 2010 was 22.8%. For the year ended June 30, 2011 the $0.6 million inventory write-down related to facility closing is offset by operational improvements. Gross margin for the quarter ended June 30, 2011 was 24.5% compared to 23.6% in the prior year quarter. The gross margin improvement for the quarter is due to operational improvements and changes in product mix.

For the fiscal years ended June 30, 2011 and 2010, selling, general and administrative expenses were 17.8% and 17.5% of net sales, respectively. The percentage increase for the year ended June 30, 2011 reflects higher legal and professional fees. Selling, general and administrative expenses were 18.4% and 16.0% of net sales for the quarters ended June 30, 2011 and 2010, respectively, with the increase due to higher legal and professional fees and costs associated with the introduction of a new residential furniture gallery format.

All earnings per share amounts are on a diluted basis.

Working capital (current assets less current liabilities) at June 30, 2011 was $100.7 million as compared to $90.8 million at June 30, 2010. Significant changes in working capital from June 30, 2010 to June 30, 2011 included increased cash of $9.6 million and decreased accruals of $2.4 million partially offset by decreased accounts receivable of $4.3 million. The decrease in receivables is due to timing of collections and lower shipment volume in the fourth fiscal quarter.

Cash increased by $9.6 million during fiscal year 2011 with net cash provided by operating activities of $13.8 million offset by capital expenditures of $2.6 million and payment of dividends of $1.8 million. Depreciation expense was $2.7 million and $3.0 million for the years ended June 30, 2011 and 2010, respectively. The Company expects that capital expenditures will be approximately $15.0 million in fiscal year 2012. The Company plans to invest approximately $12 million to construct, furnish and equip a corporate office building in Dubuque, Iowa, and the balance of the expenditures on delivery and manufacturing equipment.

Outlook
We had modest gains in sales for the current year over the prior year partially due to a strong backlog entering the year. We enter fiscal year 2012 with lower backlogs and anticipate that first quarter fiscal year 2012 sales will be lower than first quarter fiscal year 2011. Macroeconomic conditions, such as, high unemployment, minimal job growth, a weak housing market and low levels of consumer confidence continue to adversely impact our business. The macroeconomic environment tempers expectations of top line growth through the first part of fiscal year 2012. The commercial office industry is reporting improving order trends. While we have benefited minimally from those improvements to date, we believe we will see increased sales volume during fiscal year 2012. We anticipate increased orders for hospitality products during fiscal year 2012 resulting from pent up demand caused by delays in typical refurbishing cycles for hotel properties.

We remain committed to our core strategies, which include a wide range of quality product offerings and price points to the residential and commercial markets, combined with a conservative approach to business. We will maintain our focus on a strong balance sheet through emphasis on cash flow and improving profitability. We believe these core strategies are in the best interest of our shareholders.

Analysts Conference Call
We will host a conference call for analysts on Wednesday, August 17, 2011, at 10:30 a.m. Central Time. To access the call, please dial 1-866-830-5279 and provide the operator with ID# 73569763. A replay will be available for two weeks beginning approximately two hours after the conclusion of the call by dialing 1-800-642-1687 and entering ID# 73569763.

Forward-Looking Statements
Statements, including those in this release, which are not historical or current facts, are “forward-looking statements” made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. There are certain important factors that could cause our results to differ materially from those anticipated by some of the statements made herein. Investors are cautioned that all forward-looking statements involve risk and uncertainty. Some of the factors that could affect results are the cyclical nature of the furniture industry, supply chain disruptions, litigation, the effectiveness of new product introductions and distribution channels, the product mix of sales, pricing pressures, the cost of raw materials and fuel, retention and recruitment of key employees, actions by governments including laws, regulations, taxes and tariffs, inflation, the amount of sales generated and the profit margins thereon, competition (both U.S. and foreign), credit exposure with customers, participation in multi-employer pension plans and general economic conditions. For further information regarding these risks and uncertainties, see the “Risk Factors” section in Item 1A of this Annual Report on Form 10-K.

About Flexsteel
Flexsteel Industries, Inc. is headquartered in Dubuque, Iowa, and was incorporated in 1929. Flexsteel is a designer, manufacturer, importer and marketer of quality upholstered and wood furniture for residential, recreational vehicle, office, hospitality and healthcare markets. All products are distributed nationally.

For more information, visit our web site at http://www.flexsteel.com.

FLEXSTEEL INDUSTRIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)
(In thousands)

	June 30,	June 30,
	2011	2010

ASSETS

CURRENT ASSETS:
Cash	$17,889	$8,278
Trade receivables, net	31,451	35,748
Inventories	73,680	72,637
Other	5,333	5,126
Total current assets	128,353	121,789

NONCURRENT ASSETS:
Property, plant, and equipment, net	21,387	21,614
Other assets	14,937	14,267

TOTAL	$164,677	$157,670

LIABILITIES AND SHAREHOLDERS’ EQUITY

CURRENT LIABILITIES:
Accounts payable – trade	$9,899	$10,815
Accrued liabilities	17,771	20,174
Total current liabilities	27,670	30,989

LONG-TERM LIABILITIES:
Other long-term liabilities	8,434	9,069
Total liabilities	36,104	40,058

SHAREHOLDERS’ EQUITY	128,573	117,612

TOTAL	$164,677	$157,670

FLEXSTEEL INDUSTRIES, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)
(In thousands, except per share data)

	Three Months Ended		Fiscal Year Ended
	June 30,		June 30,
	2011	2010	2011	2010
NET SALES	$84,200	$85,550	$339,426	$326,466
COST OF GOODS SOLD	(63,536)	(65,399)	(262,124)	(251,685)
GROSS MARGIN	20,664	20,151	77,302	74,781
SELLING, GENERAL AND
ADMINISTRATIVE	(15,455)	(13,727)	(60,422)	(57,252)
FACILITY CLOSING COSTS	–	–	(1,016)	–
OPERATING INCOME	5,209	6,424	15,864	17,529
OTHER INCOME (EXPENSE):
Interest and other income	99	123	343	361
Interest expense	–	–	–	(439)
Total	99	123	343	(78)
INCOME BEFORE INCOME TAXES	5,308	6,547	16,207	17,451
INCOME TAX PROVISION	(1,820)	(2,410)	(5,790)	(6,650)
NET INCOME	$3,488	$4,137	$10,417	$10,801
AVERAGE NUMBER OF COMMON
SHARES OUTSTANDING:
Basic	6,710	6,645	6,693	6,608
Diluted	6,984	6,792	6,929	6,697
EARNINGS PER SHARE OF
COMMON STOCK:
Basic	$0.52	$0.62	$1.56	$1.63
Diluted	$0.50	$0.61	$1.50	$1.61

FLEXSTEEL INDUSTRIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)
(In thousands)

	Fiscal Year Ended
	June 30,
	2011	2010

OPERATING ACTIVITIES:
Net income	$10,417	$10,801
Adjustments to reconcile net income to net cash
provided by (used in) operating activities:
Depreciation	2,690	2,986
Deferred income taxes	54	(963)
Stock-based compensation expense	1,014	781
Provision for losses on accounts receivable	870	920
Other non-cash, net	224	218
Gain on disposition of capital assets	(185)	(9)
Changes in operating assets and liabilities	(1,284)	4,385
Net cash provided by operating activities	13,800	19,119

INVESTING ACTIVITIES:
Net purchases of investments	(288)	(362)
Proceeds from sale of capital assets	187	34
Capital expenditures	(2,573)	(1,251)
Net cash used in investing activities	(2,674)	(1,579)

FINANCING ACTIVITIES:
Net payment of borrowings	–	(10,000)
Dividends paid	(1,839)	(1,320)
Proceeds from issuance of common stock	324	344
Net cash used in financing activities	(1,515)	(10,976)

Increase in cash and cash equivalents	9,611	6,564
Cash and cash equivalents at beginning of period	8,278	1,714
Cash and cash equivalents at end of period	$17,889	$8,278

CONTACT:
Flexsteel Industries, Inc., Dubuque, IA
Timothy E. Hall, 563-585-8392
Chief Financial Officer